Exhibit 3.2

ONCOLYTICS BIOTECH INC.

BY-LAW NO. 1

A by-law relating generally to
the transaction of the business
and affairs of Oncolytics Biotech Inc.

BE IT ENACTED as a by-law of Oncolytics Biotech Inc. as follows:

DIVISION ONE

INTERPRETATION

1.01       Definitions. In the by-laws and all ordinary and special resolutions of the Corporation, unless the context otherwise requires:

(a)	“Act” means the Business Corporations Act (Alberta) and the regulations thereunder, as from time to time amended, re-enacted or replaced;

(b)	“articles” means the articles of incorporation of the Corporation, as from time to time amended or restated;

(c)	“board” means the board of directors of the Corporation;

(d)	“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(e)	“Corporation” mean Oncolytics Biotech Inc.;

(f)	“meeting of shareholders” includes, unless the context otherwise requires, an annual or special meeting of shareholders or of any class or classes of shareholders;

(g)	“STA” means the Securities Transfer Act (Alberta) and the regulations made thereunder, as from time to time amended, re-enacted or replaced.

1.02        Interpretation Subject to section 1.01 of the by-laws, words and expressions defined in the Act have the same meanings when used herein and words importing the singular include the plural and vice versa; words importing any gender include any other gender; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.

1.03 Subordination These by-laws are subordinate to and should be read subject to the Act, the articles of the Corporation and any other applicable law.

DIVISION TWO

DIRECTORS

2.01       Calling of and notice of meetings Meetings of the board will be held on such day and at such time and place as the President and Chief Executive Officer of the Corporation or any two directors may determine. Notice of meetings of the board will be given to each director not less than 24 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2.02       Quorum A majority of the directors in office constitutes a quorum at any meeting of directors.

2.03       Votes to govern At all meetings of the board every question will be decided by a majority of the votes cast on the question; and in case of an equality of votes the chair of the meeting will not be entitled to a second or casting vote.

2.04       Interest of directors and officers generally in contracts No director or officer will be disqualified by his or her office from contracting with the Corporation nor will any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor will any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established provided that, in each case, the director or officer has complied with the provisions of the Act.

2.05       Meetings by telephonic or electronic means A meeting of the directors may be held by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. Each director so participating shall be deemed to be present at such meeting and such meeting shall be deemed to be held at the place specified in the notice calling such meeting and, in the absence of any such specification, at the place where or from which the chair of the meeting shall have presided.

DIVISION THREE

SHAREHOLDERS’ MEETINGS

3.02       Quorum At any meeting of shareholders a quorum will be two persons present in person or by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting and each entitled to vote at the meeting and holding or representing by proxy not less than 5% of the votes entitled to be cast at the meeting.

3.03       Meetings by telephonic or electronic means A meeting of the shareholders may be held by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

3.04       Postponement or cancellation of meetings A meeting of shareholders may be postponed or cancelled by the board at any time prior to the date of the meeting.

3.05       Procedures at meetings The board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chair of a meeting may determine the procedures of the meeting in all respects.

3.06       Notice-and-access Notwithstanding anything contained elsewhere in the by-laws and, subject to the Act, the Corporation shall be entitled, at its discretion, to utilize the notice-and-access method of delivering shareholder meeting materials, soliciting proxies and receiving voting instructions from registered and beneficial shareholders adopted by the Canadian Securities Administrators in the amendments to the rules for communication between reporting issuers and their shareholders, as such rules may be modified from time to time.

DIVISION 4

INDEMNIFICATION

4.01       Indemnification of directors and officers The Corporation will indemnify any director or officer of the Corporation, any former director or officer of the Corporation or any individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives to the extent permitted by the Act and will, subject to the terms of any indemnification agreement between the indemnified party and the Corporation, advance moneys to the indemnified party for costs, charges and expenses reasonably incurred by the indemnified party in respect of any proceeding in which the indemnified party is, or has been or may be involved or is or may be liable for or in respect of a judgment, penalty or fine by reason of or arising, in whole or in part, out of or in connection with or incidental to (a) the fact the indemnified party: (i) is or was a director or officer of the Corporation; (ii) is or was acting at the Corporation’s request as a director or officer, or in a similar capacity, of any entity; or (b) anything done or not done by the indemnified party in any such capacity. Such advance of moneys will be made by the Corporation only to the extent the Corporation receives a written demand from the indemnified party which must include: (x) affirmation of the indemnified party’s good faith belief that he or she is entitled to indemnification by the Corporation hereunder together with particulars of the costs to be covered by the advance of moneys by the Corporation; and (y) an undertaking from the indemnified party to repay all such advances if and to the extent that it is determined pursuant to a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) by a court of competent jurisdiction that the indemnified party was not entitled to indemnification hereunder or that the payment of such costs, charges or expenses was prohibited by applicable law.

4.02       Indemnity of others Except as otherwise required by the Act and subject to Section 4.03, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee, agent of or participant in another entity, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he or she served at the Corporation’s request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.

4.03       Right of indemnity not exclusive The provisions for indemnification contained in the by-laws will not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of that person’s heirs and legal representatives.

4.04       No liability of directors or officers for certain matters To the extent permitted by law, no director or officer for the time being of the Corporation will be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation will be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation will be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same will happen by or through his or her failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation is employed by or performs services for the Corporation otherwise than as a director or officer or is a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact that the person is a director or officer of the Corporation will not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

DIVISION 5

BANKING ARRANGEMENTS, CONTRACTS, ETC.

5.01       Banking arrangements The banking business of the Corporation, or any part thereof, will be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, will be transacted on the Corporation’s behalf by one or more officers or other persons as the board may designate, direct or authorize from time to time.

5.02       Execution of instruments Contracts, documents or instruments in writing requiring execution by the Corporation will be signed by hand by any two persons each of whom is an officer or director of the Corporation and all contracts, documents or instruments in writing so signed will be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution

(a)	to appoint any officer or any other person on behalf of the Corporation to sign by hand and deliver either contracts, documents or instruments in writing generally or to sign either by hand or by facsimile or mechanical signature or otherwise and deliver specific contracts, documents or instruments in writing, and

(b)	to delegate to any two officers of the Corporation the powers to designate, direct or authorize from time to time in writing one or more officers or other persons on the Corporation’s behalf to sign either by hand or by facsimile or mechanical signature or otherwise and deliver contracts, documents or instruments in writing of such type and on such terms and conditions as such two officers see fit.

Contracts, documents or instruments in writing that are to be signed by hand may be signed electronically. The term “contracts, documents or instruments in writing” as used in the by-laws includes without limitation deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically but without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities), proxies for shares or other securities and all paper writings.

DIVISION 6

SHARES AND TRANSFERS

6.01       Dealings with registered holder Subject to the Act, the STA, the Civil Enforcement Act (Alberta) and this by-law, the Corporation may treat the registered owner of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of an owner of the security.

6.02       Registration of transfers Subject to the Act and the STA, no transfer of a security shall be registered in a securities register except (a) upon presentation of the certificate (or, where applicable, other evidence of electronic, book-based, direct registration service or other non-certificated entry or position on the register of securityholders) representing such security with an endorsement or completed stock power of attorney which complies with the STA made thereon or delivered therewith duly executed by an appropriate person as provided by the STA, together with such reasonable assurance that the endorsement is genuine and authorized as the board or the Corporation’s transfer agent may from time to time prescribe, (b) upon payment of all applicable taxes and any reasonable fees prescribed by the board, (c) upon compliance with such restrictions on transfer as are imposed by statute or the articles of the Corporation, (d) upon satisfaction of any lien referred to in section 6.06, and (e) upon compliance with and satisfaction of such other requirements as the Corporation or its transfer agent may reasonably impose.

6.03       Defaced, destroyed, stolen or lost security certificates In case of the defacement, destruction, theft or loss of a security certificate, the fact of such defacement, destruction, theft or loss shall be reported by the owner to the Corporation or to an agent of the Corporation (if any), on behalf of the Corporation, with a statement verified by oath or statutory declaration as to the defacement, destruction, theft or loss and the circumstances concerning the same and with a request for the issuance of a new security certificate to replace the one so defaced (together with the surrender of the defaced security certificate), destroyed, stolen or lost. Upon the giving to the Corporation (or if there be an agent, hereinafter in this section 6.03 referred to as the “Corporation’s agent”, then to the Corporation and the Corporation’s agent) of a bond of a surety company (or other security approved by the directors) in such form as is approved by the directors or by any officer of the Corporation, indemnifying the Corporation (and the Corporation’s agent if any) against all loss, damage or expense, which the Corporation and/or the Corporation’s agent may suffer or be liable for by reason of the issuance of a new security certificate to such owner, and subject to compliance by such owner and the Corporation with the STA, a new security certificate shall be issued in replacement of the one defaced, destroyed, stolen or lost, and such issuance may be ordered and authorized by any officer or by the directors.

6.04       Enforcement of lien for indebtedness Subject to the STA, if the articles of the Corporation provide that the Corporation has a lien on the shares registered in the name of a shareholder or such shareholder’s legal representative for a debt of that shareholder to the Corporation, such lien may be enforced by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, the Corporation may refuse to register a transfer of the whole or any part of such shares. No such sale shall be made until such time as the debt ought to be paid and until a demand and notice in writing stating the amount due and demanding payment and giving notice of intention to sell on default shall have been served on the holder or such shareholder’s legal representative of the shares subject to the lien and default shall have been made in payment of such debt for seven days after service of such notice. Upon any such sale, the proceeds shall be applied, firstly, in payment of all costs of such sale, and, secondly, in satisfaction of such debt and the residue (if any) shall be paid to such shareholder or such shareholder’s legal representative or as such shareholder shall direct. Upon any such sale, the directors may enter or cause to be entered the purchaser’s name in the securities register of the Corporation as holder of the shares, and the purchaser shall not be bound to see to the regularity or validity of, or be affected by, any irregularity or invalidity in the proceedings, or be bound to see to the application of the purchase money, and after the purchaser’s name or the name of the purchaser’s legal representative has been entered in the securities register, the regularity and validity of the sale shall not be impeached by any person.

DIVISION 7

MISCELLANEOUS

7.01       Invalidity of any provisions of the by-laws The invalidity or unenforceability of any provision of the by-laws will not affect the validity or enforceability of the remaining provisions of the by-laws.

6.02       Omissions and errors The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting its substance will not invalidate any action taken at any meeting to which the notice related or otherwise founded on the notice.

DIVISION 7

REPEAL

7.01       Repeal All previous by-laws of the Corporation are repealed as of the coming into force of the by-laws provided that such repeal will not affect the previous operation of any by-laws so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All officers and persons acting under any by-laws so repealed will continue to act as if appointed by the directors under the provisions of the by-laws or the Act until their successors are appointed.

This By-Law No. 1 was made by resolution of the directors of the Corporation as of March 9, 2017.

This By-Law No. 1 was confirmed by ordinary resolution of the shareholders of the Corporation as of May 4, 2017.